EXHIBIT 15



Avondale Industries, Inc.
5100 River Road
Avondale, Louisiana  70094

               RE:  Registration Statement on Form S-3

Gentlemen:

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Avondale Industries, Inc. and subsidiaries for the periods ended March 31, 1994 and 1995, June 30 1994 and 1995 and September 30, 1994 and 1995, as indicated in our reports dated May 11, 1995, August 4, 1995 and November 6, 1995, respectively; because we did not perform an audit we expressed no opinion on that information.

     We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, are incorporated by reference in this Registration Statement.

     We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of that Act.

                                  Very truly yours,

                                  /s/ DELOITTE & TOUCHE

                                  Deloitte & Touche LLP


New Orleans, Louisiana
December 21, 1995